EXHIBIT 5.9

[Letterhead of VanEps Kunneman VanDoorne]

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance III, LLC

Teva Pharmaceutical Finance IV, LLC

Teva Pharmaceutical Finance II B.V.

Teva Pharmaceutical Finance III B.V.

Teva Pharmaceutical Finance IV B.V.

Teva Pharmaceutical Finance V B.V.

Teva Pharmaceutical Finance N.V.

Teva Pharmaceutical Finance Company B.V.

c/o Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

Re:	Registration Statement on Form F-3 re: Teva Pharmaceutical Finance II B.V., Teva Pharmaceutical Finance III B.V., Teva Pharmaceutical Finance IV B.V., Teva Pharmaceutical Finance V B.V., Teva Pharmaceutical Finance N.V. and

Teva Pharmaceutical Finance Company B.V.

Curaçao, 25 August 2011

Ladies and Gentlemen,

We refer to the Registration Statement on Form F-3 prepared and filed by Teva Pharmaceutical Industries Limited, an Israeli corporation (“Teva”), and certain of the Finance Subsidiaries (as hereinafter defined) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on December 4, 2008. We have acted as Curaçao legal advisers to Teva Pharmaceutical Finance II B.V., a Curaçao private limited liability company (“Teva Finance II BV”), Teva Pharmaceutical Finance III B.V., a Curaçao private limited liability company (“Teva Finance III BV”), Teva Pharmaceutical Finance IV B.V., a Curaçao private limited liability company (“Teva Finance IV BV”), Teva Pharmaceutical Finance V B.V., a Curaçao private limited liability company (“Teva Finance V BV”), Teva Pharmaceutical Finance Company B.V., a Curacao private limited liability company (“Teva Finance Company BV”) and Teva Pharmaceutical Finance N.V., a Curacao limited liability company (“Teva Finance N.V.”, together with Teva Finance II BV, Teva Finance III BV, Teva Finance IV BV, Teva Finance V BV, the “NV and BVs”) in connection with the preparation and filing of Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 by Teva, Teva Pharmaceutical Finance III, LLC, a Delaware limited liability company (“Teva Finance III LLC”), and Teva Pharmaceutical Finance IV, LLC, a Delaware limited liability company (“Teva Finance IV LLC” and, together with Teva Finance III LLC and the NV and BVs, the “Finance Subsidiaries”) (the Registration Statement on Form F-3 as so amended, the “Registration Statement”), with the Commission pursuant to the Act today for the purpose of adding Teva Finance Company BV and Teva Finance NV (together, the “Additional Teva Finance NV and BV”) as registrants under the Registration Statement and providing for the registration of the sale from time to time by each of the Additional Teva Finance NV and BV of (i) senior debt securities (the “Additional Teva Finance BV Senior Debt Securities”), guaranteed by Teva, which may be issued pursuant to an indenture (each, an “Additional Teva Finance BV Senior Indenture”) to be executed by the applicable Additional Teva Finance BV, Teva and The Bank of New York Mellon, as trustee and (ii) subordinated debt securities (the “Additional Teva Finance BV Subordinated Debt Securities,” and together with the Additional Teva Finance BV Senior Debt Securities, the “Additional Teva Finance BV Debt Securities”), guaranteed by Teva, which may be issued pursuant to an indenture (each, an “Additional Teva Finance NV or BV Subordinated Indenture,” and together with the Additional Teva Finance BV Senior Indentures, the “Additional Teva Finance NV or BV Indentures”) to be executed by the applicable Additional Teva Finance NV and BV, Teva and The Bank of New York Mellon, as trustee.

For the purposes of this opinion, we have examined and relied only on the documents listed in Schedule 1 and Schedule 2, which shall form part of this opinion.

The documents listed in Schedule 1 are referred to as the “Documents” and the documents listed in Schedule 2 as the “Certificates”.

Unless otherwise defined in this opinion or unless the context otherwise requires, words and expressions defined in the Documents shall have the same meanings when used in this opinion.

In connection with such examination and in giving this opinion, we have assumed:

(i)	the genuineness of the signatures to the Documents and the Certificates, the authenticity and completeness of the Documents and the Certificates submitted to us as originals, the conformity to the original documents of the Documents and the Certificates submitted to us as copies and the authenticity and completeness of those original documents;

(ii)	the legal capacity (handelingsbekwaamheid) of the natural persons acting on behalf of the parties, the due incorporation and valid existence of, the power, authority and legal rights of, and the due authorization and execution of the Documents by, the parties thereto (other than the Additional Teva Finance NV and BV) under any applicable law (other than Curaçao law);

(iii)	the due compliance with all matters of, and the validity, binding effect and enforceability of the Documents under, any applicable law (other than Curaçao law) and in any jurisdiction (other than Curaçao) in which an obligation under the Documents falls to be performed;

(iv)	the accuracy, completeness, validity and binding effect of the Certificates and the matters certified or evidenced thereby at the date hereof and any other relevant date;

(v)	the due execution by the parties thereto of the Documents submitted to and examined by us in draft in the form of those drafts; and

(vi)	that the Additional Teva Finance NV and BV will be granted an exemption from article 45 of the National Ordinance on the Supervision of Banking and Credit Institutions 1994 (NG 1994, no. 4) issued by the Central Bank of Curaçao and Sint Maarten with respect to the issuance of notes.

This opinion is given only with respect to Curaçao law as generally interpreted and applied by the Curaçao courts at the date of this opinion. The term “Curaçao” does not include Aruba, Sint Maarten and the Dutch Caribbean (Bonaire, Saba and Statia) which are separate jurisdictions. Since 10 October 2010 the Netherlands Antilles ceased to exist as a country and Curaçao became a separate country within the Kingdom of the Netherlands. As to matters of fact we have relied on the Certificates and the representations and warranties contained in or made pursuant to the Documents and the Certificates. We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Documents, matters of fact, matters of foreign law (other than Curaçao law), international law, including, without limitation, the law of the European Union, and tax, anti-trust and competition law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below. No opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

Based on and subject to the foregoing, and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

1.	Each of the Additional Teva Finance NV and BV is a limited liability company in the form of a “naamloze or besloten vennootschap” respectively, duly organized and existing under the laws of Curaçao and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and as set forth in the purpose clause (Article 2) of its articles of incorporation. Each of the Additional Teva Finance NV and BV has been duly registered with the Chamber of Commerce and Industry at Curaçao.

2.	When the Additional Teva Finance NV or BV Indentures have been duly authorized, executed and delivered by the parties thereto in accordance with the forms thereof that we have reviewed, and when the specific terms of a particular series of Additional Teva Finance BV Debt Securities have been duly authorized and established in accordance with the relevant Additional Teva Finance NV or BV Indenture and such Additional Teva Finance BV Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the relevant Additional Teva Finance NV or BV Indenture and any applicable underwriting or other agreement, such Additional Teva Finance BV Debt Securities will constitute valid and binding obligations of the applicable Additional Teva Finance NV or BV, enforceable against such Additional Teva Finance NV or BV in accordance with its terms.

3.	Each of the Additional Teva Finance NV and BV has the corporate power and authority to execute the Documents, to perform its obligations thereunder and to consummate the transactions contemplated therein.

4.	Each of the Additional Teva Finance NV and BV has taken all necessary corporate action to authorize the execution and delivery of the Post-Effective Amendment No. 2 to the Registration Statement on Form F-3, the performance of its obligations thereunder and the consummation of the transactions contemplated therein.

5.	Except for the licenses and exemptions mentioned in paragraph (vi) above and the business licenses and foreign exchange exemptions as referred to in Schedule 2 for each of the Additional Teva Finance NV and BV, no other consent, approval, authorization or order of, of qualification, filing or registration with, any governmental body or agency in Curaçao or any Curaçao person having due authority over the Additional Teva Finance NV and BV, is required for the execution, delivery or performance by each of the Additional Teva Finance NV and BV of its obligations under the Documents or the consummation of the transactions contemplated thereby, except as set forth in paragraph 6 of this opinion.

6.	It is not necessary in order to ensure the validity, enforceability or admissibility in evidence of the Documents against the Additional Teva Finance NV and BV in the Curaçao courts, that the Documents or any other document in connection therewith be filed, registered or recorded with governmental, judicial or public bodies or authorities in Curaçao or that any other action be taken in Curaçao, except for registration (date stamping) by the Inspector of Taxes in Curaçao of the Documents if and when such Documents are to be used as evidence in the Curaçao courts.

7.	The choice of the laws of the State of New York to govern the Documents is a valid choice of law and would be upheld by the Curaçao courts and the laws of the State of New York would accordingly be applied by the Curaçao courts if such Documents or any claim thereunder comes under their jurisdiction upon proper proof of the relevant provisions of such laws.

8.	A submission by the Additional Teva Finance NV and BV in the Documents to the non-exclusive jurisdiction of the federal or state court sitting in New York City is valid and legally binding on the Additional Teva Finance NV and BV and would be upheld by the Curaçao courts, except that such submission does not preclude that claims for provisional measures, claims below the amount of ANG 10,000 (USD 5,600) or the equivalent thereof, or requests to levy pre-trial attachments (conservatoire beslagen) be brought before the competent Curaçao court.

9.	The United States and Curaçao do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment rendered by a New York court would not automatically be enforceable in Curaçao. However, a final judgment obtained in a New York court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in New York with respect to the payment obligations of any of the Additional Teva Finance NV and BV under the Documents would generally be upheld and be regarded by a Curaçao court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a New York court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of natural justice, its content and enforcement do not conflict with Curaçao public policy and it has not been rendered in proceedings of a penal or revenue or other public law nature.

10.	In proceedings undertaken in Curaçao, neither the Additional Teva Finance NV and BV nor any of their assets are immune from legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other legal process).

11.	Each of the Documents if and when duly executed and authenticated, is in proper form for its enforcement in the Curaçao courts.

The opinions expressed above are subject to the following qualifications:

(A)	Our opinions expressed herein are subject to and limited by applicable bankruptcy, insolvency, reorganization, suspension of payment and other laws relating to or affecting the rights of creditors or secured creditors generally.

(B)	The enforcement in Curaçao of the Documents is subject to the Curaçao rules of civil procedure as applied by the Curaçao courts.

(C)	The Curaçao courts may render judgments for a monetary amount in foreign currencies, but those foreign currency amounts may be converted into Netherlands Antilles Guilders for enforcement purposes. Foreign currency amounts claimed in a Curaçao (provisional) suspension of payment or bankruptcy proceeding will be converted into Netherlands Antilles Guilders at the rate prevailing at the date of commencement of that proceeding.

(D)

A choice of the laws of the State of New York to govern the Documents would be upheld by the Curaçao courts, except that under the rules of Curaçao private international law (and those of the Convention on the Law Applicable to Contractual Relations of 19 June 1980 (the “Rome Convention”)), effect may be given to the mandatory rules of the law of another country with which the situation has a close connection, if and insofar as, under the law of that other country, those rules must be applied whatever the law applicable to the contract (Article 7 of the Rome Convention). With the express reservation that we are not qualified to assess the exact meaning and consequences of the respective terms and conditions of the Documents under foreign law, on the face of the Documents, we are not aware of any term or condition therein which is likely to give rise to situations where the mandatory rules of Curaçao law will be applied by the Curaçao courts irrespective of the law otherwise applicable to the Documents or which appear to be prima facie manifestly incompatible with Curaçao public policy.

(E)	Under the Curaçao rules of corporate benefit and fraudulent preference, the validity of a legal act (such as the execution of an agreement or the giving of guarantees or security) performed by a company or governed by Curaçao law may be contested. Without purporting to be comprehensive, we would particularly draw your attention to the following:

(a)	the validity of a legal act performed by a company may be contested by the company or, in case of its bankruptcy, its public receiver in bankruptcy (curator), if as a result the objects as stated in the articles of the company or the principles of corporate (financial) benefit are transgressed and the party which dealt with the company is aware of this transgression or, without personal investigation, should have been so aware; and

(b)	if a legal act performed by a company is prejudicial to the interests of the creditors of that company, the validity of that legal act may in certain circumstances be contested by those creditors or the public receiver in bankruptcy of that company.

(F)	A power of attorney granted by a Curaçao company will automatically, i.e. by operation of law, terminate upon the bankruptcy of that company or become ineffective, when that company has been granted a (provisional) suspension of payment. To the extent that the appointment of a process agent by a company constitutes the granting of a power of attorney to that process agent, the service of process on that agent on or after the date on which that company has been declared bankrupt or it has been granted a (provisional) suspension of payment, would not be valid and effective, except to the extent authorized by the public receiver in bankruptcy (curator) or administrator (bewindvoerder), as the case may be.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion is being delivered to you for your information in connection with the above matter and addresses matters only as of the date hereof. This opinion, which is strictly limited to the matters stated herein and which is not to be read as extending by implication to any other matter, is given on the basis that it is governed by and to be construed in accordance with Curaçao law and that any action, arising out of it, is to be determined by the competent court in Curaçao which shall have exclusive jurisdiction in relation thereto. The partnership VanEps Kunneman VanDoorne has limited its liability to any proceeds available under the partnership’s professional liability insurance, and reliance by anyone on this opinion will be deemed acceptance of such choice of law and forum and limitation of liability. We do not assume any obligation to advise you (or any other person entitled to rely on this opinion) of any subsequent change in, or in the interpretation of, Curaçao law.

Yours faithfully,

VANEPS KUNNEMAN VANDOORNE

/s/ F.W. Lunsingh Scheurleer

F.W. Lunsingh Scheurleer

SCHEDULE 1

DOCUMENTS

(a)	A copy of the executed Registration Statement on Form F-3;

(b)	a copy of the executed Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 dated 29 July 2011;

(c)	a copy of the executed Post-Effective Amendment No. 2 to the Registration Statement on Form F-3 dated 25 August 2011; and

(d)	a copy of the forms of the Additional Teva Finance NV or BV Indentures.

SCHEDULE 2

CERTIFICATES

Teva Pharmaceutical Finance IV B.V.

(a)	a copy of the deed of incorporation, incorporating the articles (statuten), dated 28 June 2011;

(b)	a copy of an official extract, dated 27 July 2011, updated by a computer generated extract of even date herewith, from the Commercial Register (Handelsregister) of the Curaçao Chamber of Commerce and Industry (Kamer van Koophandel en Nijverheid);

(c)	a copy of a business and directors’ license, dated 13 July 2011, issued by the Government of Curaçao;

(d)	a copy of a foreign exchange exemption, with registration no. 75455, issued by the Central Bank of Curaçao and Sint Maarten; and

(e)	a copy of the resolutions of the Board of Managing Directors (bestuur) and Board of Supervisory Directors (raad van commissarissen), dated 26 July 2011.

Teva Pharmaceutical Finance V B.V.

(f)	a copy of the deed of incorporation, incorporating the articles (statuten), dated 28 June 2011;

(g)	a copy of an official extract, dated 27 July 2011, updated by a computer generated extract of even date herewith, from the Commercial Register (Handelsregister) of the Curaçao Chamber of Commerce and Industry (Kamer van Koophandel en Nijverheid);

(h)	a copy of a business and directors’ license, dated 13 July 2011, issued by the Government of Curaçao;

(i)	a copy of a foreign exchange exemption, with registration no. 75456, issued by the Central Bank of Curaçao and Sint Maarten; and

(j)	a copy of the resolutions of the Board of Managing Directors (bestuur) and Board of Supervisory Directors (raad van commissarissen), dated 26 July 2011.

Teva Pharmaceutical Finance Company B.V.

(k)	a copy of the deed of incorporation, incorporating the articles (statuten), dated 23 November 2005;

(l)	a copy of the full text of the articles of association as amended, dated 7 June 2011;

(m)	a computer generated extract of even date herewith from the Commercial Register (Handelsregister) of the Curaçao Chamber of Commerce and Industry (Kamer van Koophandel en Nijverheid);

(n)	a copy of a business licence, dated 27 January 2006, issued by the Government of the Island Territory of Curaçao (het Bestuurscollege);

(o)	a copy of a foreign exchange exemption, dated 30 November 2005, with registration nos. 69889 and 035648, issued by the Central Bank of Curaçao and Sint Maarten; and

(p)	a copy of the resolutions of the Board of Managing Directors (bestuur) and Board of Supervisory Directors (Raad van Commissarissen), dated 25 August 2011.

Teva Pharmaceutical Finance N.V.

(q)	a copy of the deed of incorporation, incorporating the articles (statuten), dated 29 December 2000;

(r)	a copy of the full text of the articles of association as amended, dated 7 June 2011;

(s)	a computer generated extract of even date herewith from the Commercial Register (Handelsregister) of the Curaçao Chamber of Commerce and Industry (Kamer van Koophandel en Nijverheid);

(t)	a copy of a business licence, dated 15 May 2001, issued by the Government of Curaçao;

(u)	a copy of a foreign exchange exemption, dated 9 March 2001, with registration no. 064742, issued by the Central Bank of Curaçao and Sint Maarten; and

(v)	a copy of the resolutions of the Board of Managing Directors (bestuur) dated 25 August 2011.

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